Exhibit 99.1
For Immediate Release — November 8, 2010
Company Contact:
Eileen Bergin, Investor Relations
Northfield Bancorp, Inc.
(732) 499-7200, ext. 2515
E-mail: ebergin@eNorthfield.com
NORTHFIELD BANCORP TO PRESENT AT THE SANDLER O’NEILL + PARTNERS, L.P., 2010
EAST COAST FINANCIAL SERVICES CONFERENCE
Avenel, New Jersey, November 8, 2010 (GLOBENEWSWIRE) — Northfield Bancorp, Inc., (NasdaqGS:NFBK-News) announced today that it will participate in the Sandler O’Neill + Partners, L.P., 2010 East Coast Financial Services Conference on Thursday, November 11, 2010. Steven M. Klein, Northfield’s Chief Financial Officer, will participate in a panel discussion at the conference at 7:45 a.m., Eastern Time. Mr. Klein and the Company’s Chief Lending Officer, Kenneth J. Doherty, will also participate in one-on-one investor meetings during the conference.
A simultaneous webcast of the presentation by Mr. Klein will be available through the following link: http://www.sandleroneill.com. The link to the webcast requires registration with Sandler O’Neill and will be available until December 12, 2010. The presentation may also be heard via audio conference on November 11, by calling 877-253-8059, Passcode: “8309199648#.” The slide presentation will also be available through Northfield’s Investor Relations website, www.eNorthfield.com, beginning after 5:00 p.m. on November 10, 2010.
About Northfield Bancorp, Inc.
Northfield Bancorp, Inc. is the federally chartered stock holding company for Northfield Bank. Northfield Bank was organized in 1887 and operates 19 offices in the New York Counties of Richmond (Staten Island) and Kings (Brooklyn) and the New Jersey Counties of Union and Middlesex. For additional information about Northfield Bancorp, Inc. or Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.